EXHIBIT 99.1

BEST PRODUCTS COMMENCES CHAPTER 11 CASE

RICHMOND, Va., September 24, 1996 -- Best Products Co., Inc. (Nasdaq: BESTQ) today announced that it has commenced a case under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in Richmond, Va.

Daniel H. Levy, Best Products' Chairman and Chief Executive Officer, said: "The decision to file was a difficult one. Best Products has been considering all its alternatives, including the consideration of a proposed offer of merger made by Ocean Reef Management, which was withdrawn. However, in the circumstances of contracting credit and the necessity to preserve the value of the assets and properties of Best Products, it was determined that the overall interests of our customers, vendors, associates and stockholders required immediate action be taken so normal operations may resume as expeditiously as is possible."

"As the case goes forward, Best Products will continue to evaluate and take actions that serve the best interests of all parties," Levy said. "In the interim, Best Products will continue the process begun earlier this year of transforming its business from a retail catalog showroom to a more customer-friendly retail format. We believe this action will minimize the impact to our vendors and associates."

Best Products also announced it has obtained a Chapter 11 debtor-in-possession credit facility from CIT Group/Business Credit, Inc., subject to approval by the bankruptcy court, in the amount of $250 million with a sublimit of $100 million for the issuance of letters of credit. The debtor-in-possession facility has a term of 30 months and is unsecured.

Levy said, "The commencement of the Chapter 11 was precipitated by Best Products' continuing sales decline and resulting deterioration of vendor support. These factors disrupted the transition to the new format, and the process of stabilizing the company became increasingly difficult. Without adequate and balanced inventories for the important holiday season, Best Products would not realize the benefits of the changes being implemented. The CIT debtor-in-possession credit facility will enable Best Products to restore merchandise shipments and allow it to take advantage of the Christmas retail season."

Best Products, a specialty retailer offering category-dominant assortments of jewelry and home furnishings, operates 169 Best stores in 23 states. The company also operates 11 Best Jewelry stores and a nationwide mail-order service.

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